UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EOG Resources, Inc.

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Beginning on April 17, 2019, EOG Resources, Inc. sent the following communication to certain stockholders of the Company.

Dear EOG Stockholders:

Background

We are writing to you to highlight a recent development involving EOG independent director C. Christopher Gaut, and to request your support for Mr. Gaut’s re-election as a member of our Board in light of the unique circumstances discussed below.

By way of background, from August 2010 until May 2017, Mr. Gaut had served as Chief Executive Officer at Forum Energy Technologies, Inc. (“Forum”). From May 2017 until December 2017, Mr. Gaut served as Executive Chairman of Forum. During this timeframe, Mr. Gaut was appointed an independent director of EOG. Since December 2017 and until his recent reappointment as Forum’s Chief Executive Officer on November 30, 2018, Mr. Gaut was serving as a non-executive director of Forum and not as an officer.

As referenced above, Mr. Gaut was unexpectedly reappointed as Chief Executive Officer of Forum, which Forum announced via press release dated December 3, 2018. Once reappointed as Forum’s Chief Executive Officer, Mr. Gaut immediately discussed the matter with EOG and evaluated his board and other commitments and, as part of that evaluation, stepped down from the board of directors of Key Energy Services, Inc., effective January 25, 2019. Mr. Gaut also resigned as an industry advisor to L.E. Simmons & Associates, Incorporated, an affiliate of Forum’s largest stockholder.

Mr. Gaut continues to serve as a non-executive director of Ensco plc, a leading global offshore drilling contractor.

“Over-Boarding” Policies and Guidelines

EOG has recently received correspondence from certain of our stockholders regarding their updated voting policies with respect to directors who serve as an executive officer of a public company while also serving on the board of directors of one or more public companies.

We have reviewed and considered these updated voting policies, as well as the corresponding guidelines of Glass, Lewis & Co. (“Glass Lewis”) and Institutional Shareholder Services (“ISS”).

Under certain of these policies and guidelines, Mr. Gaut may be considered to be “over-boarded” as a result of his recent reappointment as Chief Executive Officer of Forum. However, we believe that it is important to take into account the totality of the facts and circumstances relating to a director’s board appointments before a final voting decision is made in this case. A one-size-fits-all approach, we believe, cannot be the best result for our stockholders.

Commitment to Strong Corporate Governance

EOG shares the interest of our stockholders, Glass Lewis and ISS in ensuring that each EOG director is (1) willing and able to devote sufficient time to carrying out his or her duties and responsibilities as an EOG director effectively and (2) committed to serving EOG and our stockholders.

As stated in our annual proxy statement disclosures and our Corporate Governance Guidelines, our Nominating, Governance and Sustainability Committee (“Committee”) and Board of Directors (“Board”) undertake a review and determination with respect to each of our incumbent directors prior to recommending a director for re-election to our Board. As part of its review, the Board takes into account all of the facts and circumstances surrounding a director’s service, with particular emphasis where applicable on his or her past contributions and performance as a Board member.

Accordingly, at its February 2019 meetings and as part of its annual evaluation of all directors, the Committee and the Board considered the appropriateness of Mr. Gaut’s continued service on the Board, including taking into account his unexpected recent reappointment as Forum’s Chief Executive Officer and the associated time commitment involved. The Committee and the Board also considered, among other factors, (i) the experience, skills and contributions that Mr. Gaut brings to EOG’s Board, (ii) Mr. Gaut’s perfect record of attendance at our Board and committee meetings and (iii) Mr. Gaut’s fulfillment of his Board and committee responsibilities.

Upon completing its review, the Committee and the Board determined that Mr. Gaut remained willing and able to devote sufficient time to carrying out his duties and responsibilities as a director effectively, and that he is committed to serving EOG and our stockholders. The Committee and the Board also determined that Mr. Gaut has not only valuable knowledge of EOG’s business and of the oil and gas industry generally, but also (i) extensive leadership experience in the oilfield services and oil and gas industry, (ii) financial and operational expertise in the oilfield services and oil and gas industry, (iii) significant management experience and financial expertise in the oil and gas industry and (iv) a diverse perspective that benefits our stockholders.

Communications with Mr. Gaut

We have shared with Mr. Gaut the correspondence from our stockholders regarding their “over-boarding” policies. We have also discussed with Mr. Gaut the voting guidelines of Glass Lewis and ISS.

Mr. Gaut has informed us that he will begin to evaluate ways to come into compliance with such policies and guidelines during this year and remain in active discussions with our Board with respect to such matters.

Request for Transition Period and Support for Mr. Gaut

We believe Mr. Gaut’s circumstances are unique from a timing perspective. In light of the proactive action taken by Mr. Gaut to discuss his commitments with EOG and to step down from his board position with Key Energy Services, Inc., as well as his ongoing commitment with EOG to further evaluate ways to come into compliance with the policies and guidelines of our stockholders, we ask that you:

•	Allow Mr. Gaut and EOG a transition period prior to any adverse vote being made against Mr. Gaut; and

•	Vote “FOR” the reelection of Mr. Gaut (Proposal 1.e) at the 2019 Annual Meeting of Stockholders.

Thank you for giving this matter your attention and for your consideration in supporting Mr. Gaut and EOG on this important matter.

Sincerely,

Michael P. Donaldson

Executive Vice President, General Counsel and Corporate Secretary

April 17, 2019